                                                 File Pursuant to Rule 424(b)(3)
                                                   Commission File No. 333-36038


                   PROSPECTUS SUPPLEMENT DATED JULY 30, 2001
                       (TO PROSPECTUS DATED MAY 8, 2000)

                               1,649,107 SHARES

                           [CELL THERAPEUTICS LOGO]

                                 COMMON STOCK

     This Prospectus Supplement supplements the Prospectus dated May 8, 2000 (the "Prospectus") of Cell Therapeutics, Inc. ("CTI" or the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders') of up to 1,649,107 shares of CTI's Common Stock, no par value (the "Common Stock"), who received such shares in connection with the acquisition of PolaRx Biopharmaceuticals Corporation ("PolaRx"), by and through a merger of PolaRx with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDER

     Recently, Dr. Lindsay A. Rosenwald, M.D. transferred 30,000 shares of Common Stock to Rosenwald Foundation, Inc.; The Aries Master Fund II transferred 754,414 shares of Common Stock to Aries Select Ltd.; Aries Domestic Fund, L.P. transferred 563,112 shares of Common Stock to Aries Select I LLC, and Aries Domestic Fund II transferred 301,581 shares of Common Stock to Aries Select II LLC, which transferees were not specifically named in the Prospectus. The following table provides certain information with respect to the number of shares of Common Stock beneficially owned by a shareholder of the Company who was not specifically identified in the Prospectus as a Selling Shareholder, the percentage of outstanding shares of Common Stock of the Company this represents and the number of shares of Common Stock to be registered for sale hereby. The table of Selling Shareholders in the Prospectus is hereby amended to include Rosenwald Foundation, Inc., Aries Select Ltd., Aries Select I LLC and Aries Select II LLC as Selling Shareholders.
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
                                      Number of Shares        Percent of         Number of Shares
                                        Beneficially          Outstanding      Registered for Sale
Name of Selling Shareholder               Owned(1)              Shares             Hereby(1)
--------------------------------------------------------------------------------------------------
Rosenwald Foundation, Inc.                 30,000                   *                30,000

Aries Select Ltd                          754,414                2.16               754,414

Aries Select I LLC                        563,112                1.62               563,112

Aries Select II LLC                       301,581                   *               301,581


* Represents beneficial ownership of less than 1% based on the number of shares outstanding as of May 22, 2001.

(1) The registration statement to which the Prospectus and this Prospectus Supplement relate shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization of other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

                                      -2-